Exhibit 10.7
CONFIDENTIALITY, INTELLECTUAL PROPERTY, ARBITRATION,
NON-COMPETITION AND NON-SOLICITATION AGREEMENT
As a condition of continued employment with Stronghold Digital Mining, Inc., a Delaware corporation (the “Company”) and the opportunity to earn cash and equity-based compensation provided by the Company, Matthew J. Smith (“Employee”) and the Company hereby agree to the terms of this Confidentiality, Intellectual Property, Arbitration, Non-Competition and Non-Solicitation Agreement (this “Agreement”), dated effective as of April 13, 2022.
1.Confidentiality.
(a)In the course of Employee’s employment with the Company and the performance of Employee’s duties on behalf of the Company Group (as defined below), Employee has been and will continue to be provided with, and will have access to, Confidential Information (as defined below). No other right or license, whether express or implied, in or with respect to the Confidential Information is granted to Employee hereunder. In consideration of Employee’s receipt and access to such Confidential Information, and as a condition of Employee’s continued employment with the Company, Employee agrees to the terms of this Agreement.
(b)Both during the term of Employee’s employment with the Company and thereafter, except as expressly permitted in writing by an authorized representative of the Company, Employee shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company and its direct and indirect subsidiaries and affiliates as may exist from time to time (collectively, the Company and its direct and indirect subsidiaries and affiliates are referred to as the “Company Group”). Employee shall follow all Company policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which such Confidential Information is stored). The covenants Employee makes in this Section 1(b) shall apply to all Confidential Information, whether now known or later to become known to Employee during the period that Employee is employed by or affiliated with the Company or any other member of the Company Group.
(c)Notwithstanding any provision of Section 1(b) to the contrary, Employee may make the following disclosures and uses of Confidential Information:
(i)disclosures to other employees of the Company Group who have a need to know Confidential Information in connection with the businesses of the Company Group;
(ii)disclosures to a person or entity that has (A) been retained by a member of the Company Group to provide services to one or more members of the Company Group and (B) agreed in writing to abide by the terms of a confidentiality agreement; or
(iii)disclosures for the purpose of complying with any applicable laws or regulatory requirements or that Employee is legally compelled to make by deposition, interrogatory, request for documents, subpoena, civil investigative demand, order of a court of competent jurisdiction, or similar process, or otherwise by law.
(d)Upon Employee’s ceasing to be employed by the Company and at any other time upon request of the Company, Employee shall promptly deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company Group property (including any Company Group-issued computer, mobile device or other equipment) in Employee’s possession, custody or control and Employee shall not retain any such documents or other materials or property of the Company Group. Within five (5) days of any such request, Employee shall certify to the Company in writing that all such documents, materials and property have been returned to the Company.
(e)As used herein, “Confidential Information” means all non-public, confidential, or proprietary information of or related to any member of the Company Group, including all trade secrets, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by or disclosed to Employee individually or in conjunction with others, during the period that Employee is employed or engaged by the Company or any other member of the Company Group (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to any member of the Company Group’s businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks). “Confidential Information” includes confidential information of third parties that have supplied such information to a member of the Company Group. Moreover, all documents, videotapes, presentations, brochures, memoranda, notes, records, files, correspondence, manuals, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any Confidential Information shall be the sole and exclusive property of the Company or its designee and is subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement. For purposes of this Agreement, Confidential Information shall not include any information that is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Employee or any of Employee’s agents.
(f)Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Employee from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Employee from any such governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires Employee to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that Employee has engaged in any such conduct.

2.Non-Competition; Non-Solicitation.
(a)The Company shall continue to provide Employee access to Confidential Information for use only during the Employment Period (as defined below), and Employee acknowledges and agrees that the Company Group will continue to entrust Employee, in Employee’s unique and special capacity, with developing the goodwill of the Company Group, and in consideration of the Company providing Employee with access to Confidential Information and as an express incentive for the Company to continue to employ Employee, Employee has voluntarily agreed to the covenants set forth in this Section 2. Employee agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects, do not interfere with public interests, will not cause Employee undue hardship, and are intended and necessary to prevent unfair competition and to protect the Company Group’s Confidential Information, goodwill and legitimate business interests.
(b)During the Prohibited Period, Employee shall not, without the prior written approval of the Company, directly or indirectly, for Employee or on behalf of or in conjunction with any other person or entity of any nature:
(i)engage in or participate within the Market Area in competition with any member of the Company Group in any aspect of the Business, which prohibition shall prevent Employee from directly or indirectly: (A) owning, managing, operating, or being an officer or director of, any business that competes with any member of the Company Group in the Market Area, or (B) joining, becoming an employee or consultant of, or otherwise being affiliated with, any person or entity engaged in, or planning to engage in, the Business in the Market Area in competition, or anticipated competition, with any member of the Company Group in any capacity (with respect to this clause (B)) in which Employee’s duties or responsibilities: (x) are the same as or similar to the duties or responsibilities that Employee had on behalf of any member of the Company Group, or (y) involve direct or indirect oversight of, or responsibility for, duties or responsibilities that are the same or similar to the duties or responsibilities that Employee had on behalf of any member of the Company Group;
(ii)appropriate any Business Opportunity of, or relating to, any member of the Company Group located in the Market Area;
(iii)solicit, canvass, approach, encourage, entice or induce any customer or supplier of any member of the Company Group with whom or which Employee had contact on behalf of any member of the Company Group to cease or lessen such customer’s or supplier’s business with any member of the Company Group; or
(iv)solicit, canvass, approach, encourage, entice or induce any employee or contractor of any member of the Company Group to terminate his, her or its employment or engagement with any member of the Company Group.
(c)The following terms shall have the following meanings:
(i)“Business” shall mean the business and operations that are the same or similar to those performed by the Company and any other member of the Company Group for which Employee provides services or about which Employee obtains Confidential Information during the Employment Period, which business and operations include acquisition, set up or operation of cryptocurrency exchanges, development of programing for blockchain technologies, cryptocurrency mining activities, and the generation and sale of power related to the same.

(ii)“Business Opportunity” shall mean any commercial, investment or other business opportunity relating to the Business.
(i)“Market Area” shall mean anywhere in the states and territories in which the Company or any members of the Company Group have locations or customers or prospective customers.
(ii)“Prohibited Period” shall mean the period during which Employee is employed by any member of the Company Group and continuing for a period of twelve (12) months following the date that Employee is no longer employed by any member of the Company Group; provided however that in the event of a termination of employment without “Cause” or for “Good Reason” (as such terms are defined in Employee’s offer letter), Employee is paid severance for the duration of the Prohibited Period for purposes of Section 2(b)(i).
3.Ownership of Intellectual Property.
(a)Employee agrees that the Company owns, and Employee hereby assigns, all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), improvements, developments, works of authorship, mask works, designs, know-how, ideas, data and any other information or materials authored, created, contributed to, made or conceived or reduced to practice, in whole or in part, individually or in conjunction with others, by Employee during the period in which Employee is or has been employed by or affiliated with the Company or any other member of the Company Group that either (i) relate, at the time of conception, reduction to practice, creation, derivation or development, to any member of the Company Group’s businesses or actual or anticipated research or development, or (ii) were developed on any amount of the Company’s or any other member of the Company Group’s time or with the use of any member of the Company Group’s equipment, supplies, facilities or trade secret information (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and Employee shall promptly disclose all Company Intellectual Property to the Company. All of Employee’s works of authorship and associated copyrights created during the period in which Employee is employed by or affiliated with the Company or any member of the Company Group and in the scope of Employee’s employment shall be deemed to be “works made for hire” within the meaning of the Copyright Act. Employee hereby waives any moral rights Employee may have in any Company Intellectual Property. To the extent any rights to any Company Intellectual Property cannot be assigned by Employee to the Company, Employee hereby grants to the Company an exclusive, perpetual, royalty-free, transferable, irrevocable, fully sub-licensable (though multiple levels) worldwide license to use, exploit, and practice all rights under such Company Intellectual Property in any manner.
(b)Employee warrants that, on or prior to the date of this Agreement, Employee has disclosed in writing to the Company, a description of any intellectual or industrial property in which Employee has an ownership interest that is applicable to or relates in any way to any member of the Company Group’s businesses, products, services, or demonstrably anticipated research and development (“Prior Invention”). If, in the course of Employee’s employment or affiliation with the Company or any other member of the Company Group, Employee incorporates any Prior Invention into any product, process, or device of the Company Group, Employee hereby grants the Company Group a nonexclusive, perpetual, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use, import, export, offer for sale, sell and otherwise commercialize such Prior Invention as part of or in connection with any product, process, or device of any member of the Company Group.

(c)Employee shall perform, during and after the period in which Employee is or has been employed by or affiliated with the Company or any other member of the Company Group, all acts deemed necessary by the Company to assist the Company Group, at the Company’s expense, in obtaining and enforcing its rights throughout the world in the Company Intellectual Property. Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, trade secrets, moral rights, trademarks, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property. If the Company is unable for any reason to secure Employee’s signature on any document necessary for obtaining protection of or enforcing the Company Intellectual Property, Employee hereby irrevocably designates and appoints the Company and each of the Company’s duly authorized officers and agents as Employee’s agent and attorney-in-fact to act for and on Employee’s behalf with respect to such Company Intellectual Property.
4.Limitations on Material Non-Company Business Activities. During the Employment Period, Employee shall devote Employee’s full business time, attention, skill and best efforts to the business of the Company and, as applicable, the other members of the Company Group and shall not engage in any other business or occupation during the Employment Period, including any activity that (x) conflicts with the interests of the Company or any other member of the Company Group or (y) interferes with the proper and efficient performance of Employee’s duties for the Company. Employee may, subject to Sections 1 and 2, without violating this Section 4, (a) engage in charitable and civic activities, (b) engage in any activity approved by the Chief Executive Officer of the Company in writing, in each case, so long as such interests or activities do not interfere with Employee’s ability to fulfill Employee’s duties, authorities and responsibilities to the Company and the other members of the Company Group and are not competitive with the Business conducted by any member of the Company Group, and (c) engage in the Permitted Outside Business Activities referenced in Exhibit C of Employee’s offer letter. Employee owes each member of the Company Group fiduciary duties (including (i) duties of loyalty and disclosure and (ii) such fiduciary duties of an officer of a corporation organized under the laws of the State of Delaware, and the obligations described in this Agreement are in addition to, and not in lieu of, the obligations Employee owes each member of the Company Group under statutory and common law. For purposes of this Agreement, “Employment Period” shall mean the period of time that Employee is employed by the Company or any other member of the Company Group.
5.Specific Performance. Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth in Sections 1 and 2, and because of the immediate and irreparable damage that would be caused to the members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing covenants in the event of a breach or threatened breach, by injunctions and restraining orders from any arbitrator or court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group at law and equity.
6.Severability; Reformation. The covenants in this Agreement are severable and separate, and the unenforceability of any specific covenant (or part thereof) shall not affect the provisions of any other covenant (or parts thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope of restrictions set forth herein are unreasonable, then it is the intention of Employee and the Company that such restrictions be enforced to the fullest extent which the arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.
7.Survival; Third-Party Beneficiaries. Employee’s obligations under this Agreement will continue in effect after the termination of Employee’s employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary. Employee’s obligations under this Agreement will be binding upon Employee’s heirs, executors, assigns, and administrators and will inure to the benefit of each member of the Company Group and their respective subsidiaries, successors, and assigns. Each member of the Company Group that is not a signatory hereto shall be a third-party beneficiary of Employee’s representations and covenants hereunder and shall be entitled to enforce this Agreement as if a party hereto.
8.Waiver. Any waiver of any term of this Agreement by the Company or another member of the Company Group will not operate as a waiver of any other term of this Agreement, nor will any failure to enforce any provision of this Agreement operate as a waiver of any member of the Company Group’s right to enforce any other provision of this Agreement.
9.Interpretation; Construction. Titles and headings to Sections hereof are included for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, the word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.
10.At-Will Employment. This Agreement is not an employment contract for any particular term and nothing herein alters the at-will nature of Employee’s employment with the Company, as Employee or the Company (and, if Employee becomes employed by any other member of the Company Group, any other member of the Company Group) may terminate the employment relationship at any time and for any reason not prohibited by applicable law or no reason at all.
11.Modification. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by both parties.
12.Choice of Law; Arbitration; Dispute Resolution.
(a)This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflict of laws thereof. Subject to Section 12(b), any dispute, controversy or claim between Employee and the Company arising out of or relating to this Agreement or Employee’s employment or engagement with the Company or any other member of the Company Group (“Disputes”) will be finally settled by arbitration in New York, New York (or such other location as agreed to by the parties) in accordance with the then-existing American Arbitration Association (“AAA”) Arbitration Rules. The arbitration award shall be final and binding on both parties. Any arbitration conducted under this Section 12(a) shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA. The Arbitrator shall expeditiously hear and decide all matters concerning the Dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as the Arbitrator deems relevant to the Dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (ii) grant injunctive relief and enforce specific performance. All Disputes shall be arbitrated on an individual basis, and each party hereto hereby foregoes and waives any right to arbitrate any Dispute as a class action or collective action or on a consolidated basis or in a representative capacity on behalf of other persons or entities who are claimed to be similarly situated, or to participate as a class member in such a proceeding. The decision of the Arbitrator shall be reasoned, rendered in writing, be final and binding upon the disputing parties and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction. The party whom the Arbitrator determines is the prevailing party in such arbitration shall receive, in addition to any other award pursuant to such arbitration or associated judgment, reimbursement from the other party of all reasonable legal fees and costs associated with such arbitration and associated judgment, provided that the Company in all cases agrees to pay for all costs, filing fees and arbitrator fees associated with such arbitration. This Section 12 does not prevent Employee from filing a charge or complaint with a federal, state, or other governmental administrative agency. This Section 12 shall be enforceable pursuant to the Federal Arbitration Act, 9 U.S.C. § 1 et seq.
(b)Notwithstanding Section 12(a), either party may make a timely application for, and obtain, judicial emergency or temporary injunctive relief to enforce any of the provisions of Sections 1 through 3; provided, however, that the remainder of any such Dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section 12(b).
(c)By entering into this Agreement and entering into the arbitration provisions of this Section 12(c), THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.
(d)Nothing in this Section 12(d) shall prohibit a party to this Agreement from (i) instituting litigation to enforce any arbitration award, or (ii) joining the other party to this Agreement in a litigation initiated by a person or entity that is not a party to this Agreement. Further, nothing in this Section 12(d) precludes Employee from filing a charge or complaint with a federal, state or other governmental administrative agency.

[The remainder of this page was left blank intentionally; the signature page follows.]

Employee and the Company each agree to the terms of this Agreement.
EMPLOYEE

/s/ Matthew J. Smith
Matthew J. Smith

STRONGHOLD DIGITAL MINING, INC.

By:    /s/ Gregory A. Beard
Gregory A. Beard
Chief Executive Officer
Signature Page to Confidentiality, Intellectual Property, Arbitration,
Non-Competition and Non-Solicitation Agreement